Exhibit 99.1

NSAV ANNOUNCES 10% STOCK DIVIDEND AND JUNE 1 RECORD DATE

Net Savings Link, Inc. (OTC: NSAV) announced today that the Company has declared a 10% stock dividend to stockholders of record on June 1, 2017. The stock dividend will be paid on or around June 29, 2017.

The Company also announced today that the opening of its office in Shanghai, China is moving along more rapidly than expected. The Company has chosen a premier location in the world’s largest city, in order expand its medical cannabis technology business. China is the world’s largest producer of cannabis sativa seeds, accounting for nearly 40% of global production. NSAV will release further details in the coming week. Following the announcement of the Shanghai office, NSAV has been featured in several industry publications.

https://edgylabs.com/2017/04/20/happy-420-china-marijuana

https://mjbizdaily.com/u-s-medical-cannabis-tech-company-plans-open-china-office

James Tilton, president of NSAV stated, "I am pleased that we have finalized the details of this dividend to our loyal shareholders. I believe that our dividend is equal to, or even better than what the major corporations distribute to their shareholders in terms of percentage. I will work tirelessly to ensure that all of our Company's shareholders can be rewarded with additional dividends like this in the future."

Mr. Tilton went on to state, “I am proud that major cannabis publications are taking notice of NSAV.”

NSAV's vision is the establishment of a fully integrated technology company that provides turnkey technological solutions to the medical cannabis industry, as well as other areas of the medical industry. Over time, the Company plans to provide a wide range of services such as software solutions, e-commerce, advisory services, financial services, patents and trademarks and information technology.

For further information please contact NSAV at 1 (570-595-2432) or jamestilton@netsavingslinkinc.com.

The NSAV Twitter account can be accessed at https://twitter.com/NSAV_MJTechCo

The NSAV Facebook account can be accessed at https://www.facebook.com/Net-Savings-Link-Inc-768628693317257/

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that, all forward-looking statements involve risks and uncertainties, including without limitation, the ability of Net Savings Link, Inc. to accomplish its stated plan of business. Net Savings Link, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by Net Savings Link, Inc. or any other person.